EXHIBIT 99.1

PRESS RELEASE
May 9, 2024

Arrowhead Pharmaceuticals Reports Fiscal 2024 Second Quarter Results
–Conference Call and Webcast Today, May 9, 2024 at 4:30 p.m. ET

PASADENA, Calif., May 9, 2024 — Arrowhead Pharmaceuticals, Inc. (NASDAQ: ARWR) today announced financial results for its fiscal 2024 second quarter ended March 31, 2024. The Company is hosting a conference call today, May 9, 2024, at 4:30 p.m. ET to discuss the results.

Christopher Anzalone, Ph.D., President and CEO at Arrowhead, said: “Arrowhead has achieved significant progress across our broad pipeline of investigational RNAi-based medicines that leverage the proprietary TRiMTM platform and we continued to strengthen our focus on and investment in our late-stage cardiometabolic programs. As we approach completion of the PALISADE Phase 3 study of plozasiran and initiate additional Phase 3 trials of both plozasiran and zodasiran, we will continue to efficiently execute our clinical studies. Simultaneously, we plan to begin the regulatory submission process, refine our commercial strategy, and build the commercial infrastructure to support it.”

Webcast and Conference Call and Details
Investors may access a live audio webcast on the Company's website at http://ir.arrowheadpharma.com/events.cfm. A replay of the webcast will be available approximately two hours after the conclusion of the call.
For analysts that wish to participate in the conference call, please register at https://register.vevent.com/register/BIf9305354ec6b44e3b3e946792a393a5e. Once registered, you will receive the dial-in number and a personalized PIN code that will be required to access the call.
Selected Recent Events
•Received a $50 million milestone payment from Royalty Pharma plc, which was paid in the third quarter of fiscal 2024, following the completion of enrollment of the Phase 3 OCEAN(a) - Outcomes Trial of olpasiran, being conducted by Amgen. Olpasiran, a small interfering RNA originally developed by Arrowhead using its proprietary Targeted RNAi Molecule (TRiMTM) platform, is designed to lower levels of lipoprotein(a), a genetically determined risk factor for cardiovascular disease.

•Presented final data from the Phase 2 SHASTA-2 study of investigational plozasiran in patients with severe hypertriglyceridemia in a late-breaking oral presentation at the American College of Cardiology 73rd Annual Scientific Session & Expo and simultaneously published in the journal JAMA Cardiology. Key results included the following:
◦The Treatment with plozasiran led to dose-dependent placebo-adjusted reductions in triglycerides (primary endpoint) of -49% (P < 0.001), -53% (P < 0.001), and -57% (P < 0.001), driven by placebo-adjusted reductions in APOC3 of -68% (P < 0.001), -72% (P < 0.001), and -77% (P < 0.001) at week 24, after receiving two doses of 10 mg, 25 mg, and 50 mg plozasiran, respectively. Mean maximum, non-placebo adjusted reductions from baseline in triglycerides and APOC3 were up to 86% and 90% and typically occurred around week 16 or week 20.
◦Among patients treated with plozasiran, 90.6% achieved a triglyceride level less than 500 mg/dL, the level associated with increased risk of acute pancreatitis, at week 24. In addition, 48.4% of patients achieved normal triglyceride levels of less than 150 mg/dL at week 24.

◦Subjects treated with plozasiran also showed improvements in multiple atherogenic lipid and lipoprotein levels, including remnant cholesterol, HDL-cholesterol, and non-HDL cholesterol.
◦Plozasiran demonstrated a favorable safety profile in the SHASTA-2 study. The adverse event and serious adverse event profile were similar across treatment groups. Observed adverse events generally reflected the comorbidities and underlying conditions of the study population.

•Initiated an Expanded Access Program (EAP) to make investigational plozasiran available outside of a clinical trial for patients with familial chylomicronemia syndrome (FCS) who meet certain program eligibility criteria.
◦The plozasiran EAP is for individuals living with FCS. As with any investigational medicine that has not been approved by regulatory authorities, investigational plozasiran may or may not be effective in treating your diagnosis or condition, and there may be risks associated with its use. If you are a patient or caregiver wishing to know more about this plozasiran EAP for FCS, please discuss this EAP and all treatment options with your treating physician. If you are a treating physician and are seeking information about the plozasiran EAP or would like to request access for a patient, please contact EAP@arrowheadpharma.com.
•Launched the 2024 Summer Series of R&D webinars to highlight specific therapeutic areas in Arrowhead’s pipeline. Each event will feature presentations by Arrowhead team members and external key opinion leaders, who will discuss the respective disease areas and treatment landscapes. 2024 Summer Series Schedule:

◦May 23, 2024 – Muscular
◦June 25, 2024 – Cardiometabolic
◦July 16, 2024 – Pulmonary
◦August 15, 2024 – Obesity/Metabolic
◦September 25, 2024 – Central Nervous System

•Dosed the first subjects in a Phase 1/2a clinical trial (NCT06209177) of ARO-CFB, designed to reduce hepatic expression of complement factor B, and is being developed as a potential treatment for diseases associated with activation of the complement pathway.

•Dosed the first subjects in a Phase 1/2a clinical trial (NCT06138743) of ARO-DM1, designed to reduce expression of the dystrophia myotonica protein kinase gene in the muscle, and is being developed as a potential treatment for type 1 myotonic dystrophy, the most common adult-onset muscular dystrophy.

•Strengthened the balance sheet through an underwritten registered offering of common stock for gross proceeds of approximately $450 million, before deducting underwriting discounts, commissions, and other offering expenses payable by the company.

Selected Fiscal 2024 Financial Results
ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED CONDENSED FINANCIAL INFORMATION
(in thousands, except per share amounts)

	Three Months Ended March 31,
OPERATING SUMMARY	2024	2023
	(Unaudited)
Revenue	$—	$146,267
Operating Expenses:
Research and development	101,122	74,881
General and administrative expenses	25,069	23,221
Total Operating Expenses	126,191	98,102
Operating (loss) income	(126,191)	48,165
Total other expense	(805)	(489)
(Loss) income before income tax expense and noncontrolling interest	(126,996)	47,676
Income tax expense	—	—
Net (loss) income including noncontrolling interest	(126,996)	47,676
Net (loss) income attributable to noncontrolling interest, net of tax	(1,696)	(999)
Net (loss) income attributable to Arrowhead Pharmaceuticals, Inc.	$(125,300)	$48,675

Net (loss) income per share attributable to Arrowhead Pharmaceuticals, Inc. - Diluted	$(1.02)	$0.45
Weighted-average shares used in calculating - Diluted	123,285	108,143

FINANCIAL POSITION SUMMARY	March 31, 2024	September 30, 2023
	(unaudited)
Cash, cash equivalents and restricted cash	$127,704	$110,891
Investments	395,410	292,735
Total cash resources (cash and investments)	523,114	403,626
Other assets	432,036	361,926
Total Assets	$955,150	$765,552

Current deferred revenue	$—	$866
Other liabilities	459,745	477,524
Total Liabilities	$459,745	$478,390

Total Arrowhead Pharmaceuticals, Inc. Stockholders' Equity	$483,794	$271,343
Noncontrolling Interest	11,611	15,819
Total Noncontrolling Interest and Stockholders' Equity	$495,405	$287,162
Total Liabilities, Noncontrolling Interest and Stockholders' Equity	$955,150	$765,552

Shares Outstanding	124,133	107,312

About Arrowhead Pharmaceuticals
Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.
For more information, please visit www.arrowheadpharma.com, or follow us on X (formerly Twitter) at @ArrowheadPharma or on LinkedIn. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.
Safe Harbor Statement under the Private Securities Litigation Reform Act:
This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this release except for historical information may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “hope,” “intend,” “plan,” “project,” “could,” “estimate,” “continue,” “target,” “forecast” or “continue” or the negative of these words or other variations thereof or comparable terminology are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our business, expectations for our product pipeline or product candidates, including anticipated regulatory submissions and clinical program results, prospects or benefits of our collaborations with other companies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements include, but are not limited to, statements about the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; our expectations regarding the potential benefits of the partnership, licensing and/or collaboration arrangements and other strategic arrangements and transactions we have entered into or may enter into in the future; our beliefs and expectations regarding milestone, royalty or other payments that could be due to or from third parties under existing agreements; and our estimates regarding future revenues, research and development expenses, capital requirements and payments to third parties. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of numerous factors and uncertainties, including the impact of the ongoing COVID-19 pandemic on our business, the safety and efficacy of our product candidates, decisions of regulatory authorities and the timing thereof, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of our scientific studies, our ability to successfully develop and commercialize drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, the enforcement of our intellectual property rights, and the other risks and uncertainties described in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:
Arrowhead Pharmaceuticals, Inc.
Vince Anzalone, CFA
626-304-3400
ir@arrowheadpharma.com
Investors:
LifeSci Advisors, LLC
Brian Ritchie
212-915-2578
britchie@lifesciadvisors.com
Media:
LifeSci Communications, LLC
Kendy Guarinoni, Ph.D.
724-910-9389
kguarinoni@lifescicomms.com

Source: Arrowhead Pharmaceuticals, Inc.
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